Exhibit 99.1

Press Release

Smart Move, Inc. Positioned for Growth with $3.5 Million in New Funding

Investment by Professional Offshore Opportunity Fund, Ltd. demonstrates Smart Move’s potential

DENVER, CO, January 18, 2008 - Smart Move, Inc. (AMEX:MVE) (“Smart Move”), a Denver-based logistics company, announced today that it has secured funding of $3.5 million from Professional Offshore Opportunity Fund, Ltd. and other investors. The Company anticipates additional funding commitments of approximately $150,000 from other investors in the transaction.

Smart Move President and CEO, Chris Sapyta, stated: “We greatly appreciate the confidence that our new and existing investors have shown in both the leadership and direction of Smart Move. This new infusion of capital will allow Smart Move to execute on our growth strategies and will provide the resources necessary to launch and support strategic marketing and operations initiatives during fiscal 2008.”

“We believe that this financing, along with Smart Move’s containerized shipping model utilizing Smart Move’s proprietary GPS-enabled shipping container, the SmartVault™, the exceptional technology platform afforded by Smart Move’s proprietary logistics software, the Company’s innovative management team and the strength of its primary transportation providers will enable Smart Move to realize its objective of setting the industry standard for containerized shipping. We are excited about the unique growth opportunities available to Smart Move,” said Greg Goldberg of Professional Offshore Opportunity Fund, Ltd.

“We look forward to a collaborative working relationship with Professional Offshore Opportunity Fund, Ltd.,” added Smart Move’s Chief Executive Officer, Chris Sapyta.

About Smart Move, Inc.

About Smart Move:

Smart Move is an innovative logistics company providing services through deployment of a fleet of Company-owned, GPS equipped SmartVaulttm shipping containers to execute the movement of household and commercial goods securely and quickly. Smart Move utilizes its proprietary and licensed technologies to efficiently manage its fleet of asset, providing superior security, scheduling flexibility and expedited service on behalf of its customers and alliance partners.

About Professional Offshore Opportunity Fund, Ltd.

Professional Offshore Opportunity Fund, Ltd and Professional Traders Fund, Ltd specialize in making value-oriented investments in fundamentally strong small public companies in the US and abroad.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

The statements in this news release that are not historical statements, including statements regarding expected benefits of the product, adoption by customers, continued innovation and other statements identified by forward looking terms such as “may,” “will,” “expect,” “plan,” “anticipate” or “project,” are forward-looking statements. These statements are subject to numerous risks and uncertainties which could cause actual results to differ materially from such statements, including, among others, risks relating to developments in the moving industry, competition and risks of failure to obtain consumer acceptance of innovations. Smart Move has included a discussion of these and other pertinent risk factors in its Quarterly Reports on Form 10-QSB most recently filed with the SEC and disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Smart Move, Inc.
Pete Bloomquist, 303-339-9558, pete@gosmartmove.com